Exhibit 99.1

CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

FIRST QUARTER 2017 FINANCIAL RESULTS

New York, NY, May 2, 2017 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Reported net income available to common stockholders of $37.8 million, or $0.41 per diluted share of common stock, for the three months ended March 31, 2017, as compared to net income available to common stockholders of $12.8 million, or $0.18 per diluted share of common stock, for the three months ended March 31, 2016;

•	Reported Operating Earnings (a non-GAAP financial measure defined below) of $38.6 million, or $0.41 per diluted share of common stock, for the three months ended March 31, 2017, as compared to Operating Earnings of $29.8 million, or $0.44 per diluted share of common stock, for the three months ended March 31, 2016;

•	Generated $57.8 million of net interest income during the quarter from the Company’s $3.5 billion commercial real estate debt portfolio, which had a levered weighted average underwritten internal rate of return (“IRR”)(1) of approximately 13.6% at March 31, 2017;

•	Committed $450.3 million to new commercial real estate debt investments and funded an additional $115.8 million for loans closed prior to the quarter;

•	Upsized the Company’s master repurchase agreement with JPMorgan Chase Bank, N.A (the “JPMorgan Facility) to $1.1 billion (including $143.0 million of asset specific financing) and extended the maturity date to March 2019, with a one-year extension option; and

•	Declared a $0.46 dividend per share of common stock for the three months ended March 31, 2017.

“ARI has had a strong start to 2017, closing over $525 million of new commercial real estate loan transactions year to date,” said Stuart Rothstein, Chief Executive Officer and President of ARI. “In addition, ARI expanded both of the Company’s primary credit facilities for financing first mortgage loans, providing additional capacity to fund our investment pipeline.”

First Quarter 2017 Operating Results

The Company reported net income available to common stockholders of $37.8 million, or $0.41 per diluted share of common stock, for the three months ended March 31, 2017, as compared to net income available to common stockholders of $12.8 million, or $0.18 per diluted share of common stock, for the three months ended March 31, 2016. ARI reported Operating Earnings of $38.6 million, or $0.41 per diluted share of common stock, for the three months ended March 31, 2017, as compared to Operating Earnings of $29.8 million, or $0.44 per diluted share of common stock, for the three months ended March 31, 2016.

First Quarter 2017 Investment Activity

New Investments – During the first quarter, ARI committed capital to the following commercial real estate debt investments:

•	$332.8 million of first mortgage loans ($259.0 million of which were funded during the quarter), which were underwritten to generate a levered weighted average IRR(1) of approximately 14.7%; and

•	$117.5 million of subordinate loans (all of which were funded during the quarter), which were underwritten to generate a weighted average IRR(1) of approximately 12.0%.

Funding of Previously Closed Loans – During the first quarter, ARI funded approximately $115.8 million for loans closed prior to the quarter.

Loan Repayments – During the first quarter, ARI received approximately $44.4 million from loan repayments.

Quarter End Commercial Real Estate Debt Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate debt portfolio at March 31, 2017 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost		Current Weighted Average Underwritten IRR (1)	Fully- Levered Weighted Average Underwritten IRR(1)(2)
First mortgage loans	$1,955,816	8.1%	$1,241,762	3.4%	$714,054		14.8%	14.8%
Subordinate loans(3)	1,256,703	13.6	—	—	1,256,703		13.6	13.6
CMBS	296,159	4.3	245,473	3.3	105,388	(4)	6.0	6.0

Total/Weighted Average	$3,508,678	9.7%	$1,487,235	3.4%	$2,076,145		13.6%	13.6%

Please see chart footnotes at the end of the press release.

Credit Facility

ARI amended and restated the Company’s JPMorgan Facility, which ARI primarily uses to finance first mortgage loans. The amendment increased the borrowing capacity to $1.1 billion from $943.0 million (both figures include a pre-existing $143.0 million asset specific financing) and extends the maturity date, including extension options, from January 2019 to March 2020.

Loan-to-Value

At March 31, 2017, the Company’s commercial real estate loan portfolio, including CMBS, held-to-maturity, had a weighted average loan-to-value (“LTV”) of 63%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 62% and the subordinate loans, including CMBS, held-to-maturity, had a weighted average LTV of 63%.

Book Value

The Company’s book value per share of common stock was $16.05 at March 31, 2017, as compared to book value per share of common stock of $16.12 at December 31, 2016.

Subsequent Events

The following events occurred subsequent to quarter end:

New Investments

ARI closed a £60.0 million ($75.1 million) pari passu interest in a £125.0 million first mortgage loan secured by a 290,000 square foot shopping center and adjacent retail and residential property in Central London, U.K. The floating rate loan has a 15-month initial term, with a six-month extension option and an appraised LTV of approximately 52%.

Funding of Previously Closed Loans –ARI funded approximately $9.3 million for previously closed loans.

Credit Facility

ARI also amended and restated the Company’s master repurchase agreement with Deutsche Bank AG, which ARI uses to finance first mortgage loans. The amendment increased the borrowing capacity from $300.0 million to $450.0 million, plus £45.0 million, and extends the maturity date, including extension options, from September 2019 to March 2020.

Operating Earnings

Operating Earnings is a non-GAAP financial measure that is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from unconsolidated joint ventures; (iv) foreign currency gains/(losses) other than realized gains/(losses) related to interest income; (v) the non-cash amortization expense related to the reclassification of a portion of the convertible senior notes to stockholders’ equity in accordance with GAAP; and (vi) provision for loan losses. Operating Earnings may also be adjusted to exclude certain other non-cash items, as determined by ACREFI Management, LLC, the Company’s external manager, and approved by a majority of the Company’s independent directors.

In order to evaluate the effective yield of the portfolio, the Company uses Operating Earnings to reflect the net investment income of the Company’s portfolio as adjusted to include the net interest expense related to the Company’s derivative instruments. Operating Earnings allows the Company to isolate the net interest expense associated with the Company’s swaps in order to monitor and project the Company’s full cost of borrowings. The Company also believes that investors use Operating Earnings or a comparable supplemental performance measure to evaluate and compare the performance of the Company and its peers and, as such, the Company believes that the disclosure of Operating Earnings is useful to its investors.

A significant limitation associated with Operating Earnings as a measure of the Company’s financial performance over any period is that it excludes net realized and unrealized gains (losses) from investments. In addition, the Company’s presentation of Operating Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Operating Earnings should not be considered as a substitute for the Company’s GAAP net income as a measure of its financial performance or any measure of its liquidity under GAAP.

Beginning with the quarter ended September 30, 2016, the Company slightly modified its definition of Operating Earnings to include realized gains/(losses) on currency swaps related to interest income on investments denominated in a currency other than U.S. dollars. The Company believes that including the effects of realized gains/(losses) on currency swaps related to interest income more accurately reflects the Company’s investment income for a particular period and will allow investors to more easily compare its operating results over various periods. The effects of such unrealized gains/(losses) in prior periods were not material to the Company’s financial results. The Company intends to apply this modified definition for Operating Earnings for all future periods.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The table below reconciles Operating Earnings and Operating Earnings per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three months ended March 31, 2017 and March 31, 2016 ($ amounts in thousands, except per share data):

	Three Months Ended March 31, 2017	Earnings Per Share (Diluted)	Three Months Ended March 31, 2016	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$37,815	$0.41	$12,801	$0.18
Adjustments:
Equity-based compensation expense	3,791	0.04	1,668	0.03
Unrealized (gain)/loss on securities	(2,852)	(0.03)	15,074	0.22
Unrealized (gain)/loss on derivative instruments	3,045	0.03	(4,703)	(0.07)
Foreign currency(gain)/ loss, net	(3,326)	(0.04)	4,474	0.07
Amortization of convertible senior notes related to equity reclassification	608	0.01	573	0.01
Income from unconsolidated joint venture	(458)	(0.01)	(68)	—

Total adjustments:	808	—	17,018	0.26

Operating Earnings	$38,623	$0.41	$29,819	$0.44

Basic weighted average shares of common stock outstanding:	91,612,447		67,385,191
Diluted weighted average shares of common stock outstanding:	92,998,250		68,327,718

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, May 3, 2017 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s first quarter 2017 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 4478521). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Wednesday, May 3, 2017 and ending at midnight on Wednesday, May 10, 2017. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 4478521.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $197.5 billion of assets under management as of March 31, 2017.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Footnotes ($ in thousands):

(1)	IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The underwritten IRR for the investments shown in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager, taking into account leverage and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans, the underwritten IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A – Risk Factors — The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated.” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table or elsewhere in the Company’s Annual Report over time.

(2)	The Company’s ability to achieve the underwritten levered weighted average IRR depends upon the availability of the JPMorgan Facility or any replacement facility with similar terms with regard to its portfolio of first mortgage loans. Without such availability, the levered weighted average underwritten IRR will be lower than the amount shown above.

(3)	Subordinate loans also include CMBS (held-to-maturity), which are net of a participation sold during June 2014. The Company presents the participation sold as both asses and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At March 31, 2017, the Company presented the participation sold with a carrying amount of $84,647.

(4)	CMBS includes $54,702 of restricted cash related to the Company’s repurchase facilities with UBS AG and Deutsche Bank, AG.

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands—except share and per share data)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets:
Cash	$142,905	$200,996
Restricted cash	54,702	62,457
Securities, at estimated fair value	261,841	331,076
Securities, held-to-maturity	145,780	146,352
Commercial mortgage loans, held for investment	1,955,816	1,641,856
Subordinate loans, held for investment	1,195,570	1,051,236
Investment in unconsolidated joint venture	23,538	22,103
Derivative assets, net	3,009	5,906
Interest receivable	22,297	19,281
Other assets	3,107	1,714

Total Assets	$3,808,565	$3,482,977

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements (net of deferred financing costs of $9,954 and $6,763 in 2017 and 2016, respectively)	$1,477,281	$1,139,803
Convertible senior notes, net	250,468	249,994
Participations sold	84,647	84,979
Accounts payable and accrued expenses	8,652	17,681
Payable to related party	7,432	7,015
Dividends payable	51,109	51,278

Total Liabilities	1,879,589	1,550,750
Commitments and Contingencies (See Note 14)
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A Preferred stock, 3,450,000 shares issued and outstanding ($86,250 aggregate liquidation preference) in 2016 and 2015	35	35
Series B Preferred stock, 8,000,000 shares issued and outstanding ($200,000 aggregate liquidation preference) in 2016 and 2015	80	80
Series C Preferred stock, 6,900,000 shares issued and outstanding ($172,500 aggregate liquidation preference) in 2016	69	69
Common stock, $0.01 par value, 450,000,000 shares authorized, 91,621,274 and 91,422,676 shares issued and outstanding in 2017 and 2016, respectively	916	914
Additional paid-in-capital	1,984,471	1,983,010
Retained earnings (accumulated deficit)	(53,035)	(48,070)
Accumulated other comprehensive loss	(3,560)	(3,811)

Total Stockholders’ Equity	1,928,976	1,932,227

Total Liabilities and Stockholders’ Equity	$3,808,565	$3,482,977

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended March 31, 2017	Three months ended March 31, 2016
	(Unaudited)
Net interest income:
Interest income from securities	$3,256	$8,049
Interest income from securities, held to maturity	2,798	2,896
Interest income from commercial mortgage loans	34,398	21,127
Interest income from subordinate loans	34,390	29,375
Interest expense	(17,030)	(14,642)

Net interest income	57,812	46,805

Operating expenses:
General and administrative expenses (includes $3,791 and $1,668 of equity-based compensation in 2017 and 2016, respectively)	(5,758)	(8,185)
Management fees to related party	(7,432)	(5,229)

Total operating expenses	(13,190)	(13,414)
Income from unconsolidated joint venture	458	68
Other income	108	2
Realized loss on sale of assets	(1,042)	—
Unrealized gain/(loss) on securities	2,852	(15,074)
Foreign currency gain/(loss)	3,172	(4,474)
Gain/(loss) on derivative instruments (includes unrealized gains (losses) of $(2,889) and $(1,380) in 2017 and 2016, respectively)	(3,045)	4,703

Net income	47,125	18,616

Preferred dividends	(9,310)	(5,815)

Net income available to common stockholders	$37,815	$12,801

Basic and diluted net income per share of common stock	$0.41	$0.18

Basic weighted average shares of common stock outstanding	91,612,447	67,385,191

Diluted weighted average shares of common stock outstanding	92,998,250	68,327,718

Dividend declared per share of common stock	$0.46	$0.46